Exhibit 10.14

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made as of the ___ day of January, 2022 (the “Effective Date”) by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (the “Company”) and each of _____ (collectively the “Stockholders”). The Company and the Stockholders are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, the Stockholders have been asked and each herein agrees to restrict the sale of the number of shares (the “Shares”) of the Company’s common stock, par value $0.00001 (the “Common Stock”), held by same and set forth opposite each Stockholders name on the signature page hereto in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Lockup of Shares

1.1.	Each Stockholder hereby agrees that, without the prior written consent of the Company and except as otherwise set forth below, he will not during the period commencing on the Effective Date and ending on the three hundred and sixty five days (365 days) following the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”).

1.2.	Each Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement.

1.3.	Each Stockholder hereby agrees that each outstanding certificate representing the Shares owned by him may, during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, be required by the Company to bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED JANUARY __, 2022, TO WHICH THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF ARE PARTIES. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT

1.4.	Notwithstanding the foregoing, the Stockholders may transfer Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up agreement with the substantive terms and conditions of this Section 1 contemporaneously with such transaction and further provided that the Stockholders shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the transfer is exempt from registration under the Securities Act and that the transfer otherwise complies with the terms of this Agreement.

1.5.	The Lock Up shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

1.6.	At any time during the Lock Up Period, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Shares from the Lock Up in such amounts as it may determine.

2.	Miscellaneous

2.1.	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to its principles of conflicts of laws. The exclusive jurisdiction and venue for all legal actions arising out of or related to this Agreement shall be in courts of competent subject matter jurisdiction located in the State of Arizona, and the Parties hereby consent to the jurisdiction of such courts.

2.3.	Facsimile Signature and Counterparts. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

2.4.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 3.5.

2.6.	Amendment. This Agreement may be amended or modified, and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by each of the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

2.7.	Recapitalizations or Exchanges. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise of the Shares

2.8.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

2.9.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

2.10.	Entire Agreement. This Agreement (including the exhibits and schedules hereto, if any) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

2.11.	Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CERBERUS CYBER SENTINEL CORPORATION

By:
Name:	David Jemmett
Title:	Chief Executive Officer

STOCKHOLDERS

Shareholder